------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:        April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

Kirby                    Rich
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
Directrix, Inc.
536 Broadway, 7th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                 NY                  10012
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

3/15/99

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

Directrix, Inc. ("DRCX")
================================================================================
5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Executive Vice President, Chief Operating Officer and Secretary
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                            3. Ownership Form:      4. Nature of
                             2. Amount of Securities           Direct (D) or           Indirect
1. Title of Security            Beneficially Owned             Indirect (I)            Beneficial
   (Instr. 4)                   (Instr. 4)                     (Instr. 5)              Ownership (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value             22,125                      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) 50% exercisable; options to acquire 325 shares become exercisable on each of 8/13/98 and 8/13/99.
(2) 50% exercisable; options to acquire 750 shares become exercisable on each of 12/13/98 and 12/13/99.



/s/ John R. Sharpe for Rich Kirby                           5/10/99
------------------------------------------             -----------------------
    **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.